EXHIBIT 14


                                     INFICON

                       Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the "Code") is intended to articulate and make publicly available a general statement regarding INFICON's (the "Company" or "INFICON") expectations about the business conduct of the Company's directors, officers and employees. This Code is not exclusive: Company personnel shall also be subject to other applicable policies of the Company as those policies may from time to time be implemented. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

It is the policy of INFICON to conduct all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.

Accordingly, all directors, officers and employees of INFICON are required to:

      1. Act with honesty and integrity, ethically handling actual and apparent conflicts of interests between their personal interests and the Company's interests.

      2. The principal executive officer and senior financial officers, and others responsible for the preparation, evaluation and dissemination of INFICON's financial information, shall provide full, fair, accurate, timely and understandable disclosure in reports and documents INFICON files with, or submit to, the SWX Swiss Exchange and the United States Securities and Exchange Commission, and in public communications made by INFICON.

      3. Comply with applicable laws, rules and regulations of federal, state, and provincial and local governments, and other appropriate private and public regulatory agencies. All directors, officers and employees of INFICON are expected to use good judgment and common sense in seeking to comply with the foregoing and to ask for appropriate advice in the event of uncertainty.

      4. Seek guidance and promptly report any evidence of a violation of this Code to his or her supervisor or, if appropriate, to the Audit Committee of the INFICON Board of Directors, attention to Dr. Thomas Staehlin, Postfach 2879, St. Jakobs-Strasse 7, CH-4002 Basel, Switzerland. Calls, detailed notes and/or emails will be dealt with confidentially.

The Company will not allow any retaliation against anyone who acts in good faith in reporting any such violation. Directors, officers and employees who violate this Code will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The Board of Directors shall have the sole and absolute discretion and authority to approve any deviation or waiver from this Code for executive officers and directors. Any change in or waiver of this Code shall be promptly disclosed through a filing with the United States Securities and Exchange Commission.